Exhibit 10.69

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No.1 to License Agreement (the “Amendment”) is made and entered into as of the 12th day of March, 2008 (“Effective Date”), by and between SOLVAY PHARMACEUTICALS, INC., a Georgia corporation having its principal office at 901 Sawyer Road, Marietta, Georgia 30062 (“Solvay”) and JAZZ PHARMACEUTICALS, INC., a Delaware corporation, having its principal offices at 3180 Porter Drive, Palo Alto, California 94304 (“Jazz Pharmaceuticals”). Solvay and Jazz Pharmaceuticals are referred to herein on occasion separately as a “Party” or together as the “Parties”. Capitalized terms used herein shall have their respective meanings set forth in the License Agreement, unless otherwise defined herein.

WHEREAS, the Parties have entered into that certain License Agreement (the “Agreement”) dated as of the 31st day of January, 2007; and

WHEREAS, the parties wish to amend Section 3 of the Agreement in accordance with Section 13.6 of the Agreement to change the times when certain payments are due from Jazz Pharmaceuticals to Solvay;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, the Parties agree as follows:

1. Amendment of Definitions.

(a) The term “LUVOX-ER” in the Agreement is hereby changed to “LUVOX CR” and all applicable references are hereby changed.

(b) Section 1.11 of the Agreement is amended and replaced in its entirety with the following:

“1.11 Milestones” means the events identified in Sections 3.1 (b) through (j).”

(c) Section 1.12 of the Agreement is amended and replaced in its entirety with the following:

“1.12 “Milestone Payments” means the payments to be made by Jazz Pharmaceuticals to Solvay pursuant to Sections 3.1 (b) through (j).”

2. Amendment of Section 3.1. Section 3.1 of the Agreement is amended and replaced in its entirety with the following:

“3.1 Upfront Payment and Milestone Payments. As consideration for the license granted by Solvay to Jazz Pharmaceuticals hereunder, Jazz Pharmaceuticals will make the following upfront and milestone payments to Solvay:

(a) Two million ($2,000,000.00) dollars to be paid as a non-refundable payment at the Time of Closing (the “Upfront Payment”);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

(b) Two million ($2,000,000.00) dollars within fifteen (15) days of the First Commercial Sale of LUVOX-IR, supplied by or on behalf of Solvay, by Jazz Pharmaceuticals;

(c) Ten million dollars ($10,000,000.00) within thirty (30) days after receipt of FDA approval of the first indication for the LUVOX CR NDA;

(d) Ten million dollars ($10,000,000.00) within thirty-nine (39) days after receipt of FDA approval of the first indication for the LUVOX CR NDA;

(e) Ten million five hundred thousand dollars ($10,500,000.00) dollars on the later of (i) September 30, 2008 or (ii) the last day of the first calendar quarter following the calendar quarter in which the first commercial sale of LUVOX CR by Jazz Pharmaceuticals occurs;

(f) Ten million five hundred thousand dollars ($10,500,000.00) dollars on the later of (i) December 31, 2008 or (ii) the last day of the second calendar quarter following the calendar quarter in which the first commercial sale of LUVOX CR by Jazz Pharmaceuticals occurs;

(g) [ * ] dollars payable as set forth in Section 3.5 after twelve (12) months of uninterrupted supply of Jazz Pharmaceuticals’ requirements of LUVOX CR by Elan to Jazz Pharmaceuticals in accordance with the terms and conditions of the Elan Agreement as measured from the date of the First Commercial Sale of LUVOX CR by Jazz Pharmaceuticals;

(h) [ * ] dollars payable as set forth in Section 3.5 when Net Sales of LUVOX CR first reach one hundred million ($100,000,000.00) dollars in a single twelve month period;

(i) [ * ] dollars payable as set forth in Section 3.5 when Net Sales of LUVOX CR first reach two hundred million ($200,000,000.00) dollars in a single twelve month period; and

(j) [ * ] dollars payable as set forth in Section 3.5 when Net Sales of LUVOX CR first reach four hundred million ($400,000,000.00) dollars in a single twelve month period.

Each Milestone Payment shall be made only once, regardless of how many times each related Milestone is achieved. No payment shall be owed for a Milestone which is not reached.

3. Amendment of Section 3.5. Section 3.5 of the Agreement is amended and replaced in its entirety with the following:

“3.5 Reports. Within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, Jazz Pharmaceuticals shall provide Solvay with a written report of Net Sales of LUVOX CR during such quarter. Simultaneously with the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

submission of such report, Jazz Pharmaceuticals shall pay to Solvay all royalty payments due to Solvay under Section 3.3 hereof and the milestone payments due under Sections 3.1(g), (h), (i) and (j), if applicable. Interest, at a rate of [ * ] percent ([ * ]%) per annum, or at the highest legal rate if less than [ * ]%, shall be payable for any late payments.”

4. Amendment of Section 6.6. Section 6.6 of the Agreement is amended and replaced in its entirety with the following:

“6.6 Additional Regulatory Commitments. In the event that, in connection with or as a condition of the approval of either of the Current NDAs, the FDA requires the conduct of additional post-approval studies or activities, Solvay will reimburse Jazz Pharmaceuticals for fifty percent (50%) of all amounts expended by Jazz Pharmaceuticals and submitted to Solvay prior to the third anniversary of the date upon which such NDA approval or conditional approval is granted on the preparation for and conduct of such studies or other activities and related filings with regulatory authorities, up to a maximum aggregate amount of one million four hundred thousand ($1,400,000.00) dollars, four hundred thousand ($400,000) dollars of which has already been reimbursed by Solvay as of March 10,2008.”

5. No Other Changes. Except as set forth above, the Agreement remains in full force and effect as originally executed.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to License Agreement to be executed by their duly authorized representatives as of the Effective Date.

JAZZ PHARMACEUTICALS, INC.		SOLVAY PHARMACEUTICALS, INC.

By:	/s/ Jason Levin	By:	/s/ Murray Kay
Print Name: Title: Date:	Jason D. Levin VP Corporate Development March 12, 2008	Print Name: Title: Date:	Murray Kay VP Finance 3/11/08

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.